Filed pursuant to Rule 433 of the Securities Act of 1933, as amended

Issuer Free Writing Prospectus dated January 7, 2022

Relating to the Preliminary Prospectus dated January 6, 2022

Registration File No. 333-261645

CERBERUS SENTINEL

CYBERSECURITY IS A CULTURE, NOT A PRODUCT®



cerberussentinel.com

6900 E. Camelback Road, Suite 240
Scottsdale, AZ 85251

Filed pursuant to Rule 433 of the Securities Act of 1933, as amended. This Free Writing Prospectus related to the proposed Initial Public Offering of common stock shares of Cerberus Cyber Sentinel Corporation ("CISO" or the "Company""), which are being registered on a Registration Statement on form S-1 (the "registration statement"). The Registration Statement has not yet been declared effective. Before you invest, you should read the prospectus in the Registration Statement (including the Risk Factors described therein) and other documents CISO has filed with the United States Securities and Exchange Commission ("SEC") for more complete information about CISO and the proposed offering. You may get these documents for free by visiting Edgar on the SEC web site at www.sec.gov. Alternatively, CISO any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Boustead Securities, LLC at 949.502.4408 or by email at offerings@boustead1828.com or standard mail at Boustead Securities, LLC, Attn: Equity Capital Markets, 6 Venture, Suite 395, Irvine, CA 92618, USA.

This document contains Forward-Looking Statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these Forward-Looking Statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential," or "hopes" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this document and other statements made from time to time by us or our representatives might not occur. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

Form CRS/Reg BI disclaimer:

Boustead Securities, LLC is registered with the Securities and Exchange Commission (SEC) as a broker-dealer and is a member of the Financial Industry Regulatory Authority (FINRA) and the Securities Investor Protection Corporation (SIPC). Brokerage and Investment Advisory Services and Fees differ and it is important for you to understand these differences. Free and simple tools are available to research firms and financial professionals at investor.gov/crs, which also provides educational materials about broker-dealers, investment advisers, and investing. When we provide you with a recommendation, we have to act in your best interest and not put our interest ahead of yours. At the same time, the way we make money creates a conflict with your interests. Please strive to understand and ask us about these conflicts because they can affect the recommendations we provide you. There are many risks involved with investing. For Boustead Securities customers and clients, please see our regulation best interest relationship guide on the form crs reg bi page on our website at https://www.boustead1828.com/form-crs-reg-bi. For Flashfunders' visitors, you may review the form CRS of Boustead Securities under the form CRS section. Please also carefully review and verify the accuracy of the information you provide us on account applications, subscription documents and others. © 2021

Summary Risk Factors

We will need to grow the size and capabilities of our organization, and we may experience difficulties in managing this growth.

As our acquisition strategies develop, we must carefully integrate managerial, operational, sales, marketing, financial, and other personnel in the expanded organization and manage costs. Future growth will impose significant added responsibilities on members of management, including:

- identifying, integrating, managing and motivating qualified employees, particularly strong sales force and cybersecurity talent;
- executing post-acquisition integration effectively and managing integration costs; and
- improving our operational, financial and management controls, reporting systems, and procedures.

Our future financial performance and our ability to commercialize our strategic acquisitions will depend, in part, on our ability to effectively manage any future growth. Our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities. This lack of long-term experience working together may adversely impact our senior management team's ability to effectively manage our business and growth.

We depend on key personnel who would be difficult to replace, and our business plans will likely be harmed if we lose their services or cannot hire additional qualified personnel.

Our success depends substantially on the efforts and abilities of our senior management and certain key personnel, including, but not limited to our chief executive officer, David G. Jemmett, and our chief operating officer and president, Bryce Hancock, and our chief financial officer, Deb Smith. We currently do not maintain key man insurance for any of our senior management or key personnel. The competition for qualified management and key personnel is intense. The loss of services of one or more of our key employees, or the inability to hire, train and retain key personnel, especially executive managers with cybersecurity industry knowledge, could delay the execution of new acquisitions, launch of new service programs, disrupt our business, and interfere with our ability to execute our business plan.

We operate in an industry that is experiencing a shortage of qualified compliance and cybersecurity professionals. If we are unable to recruit and retain key management, technical and sales personnel, our business would be negatively affected.

To execute our growth strategy, we must continue to attract and retain highly skilled compliance and cybersecurity experts. Competition for these employees is intense, especially for compliance experts and cybersecurity professionals, as there is a global shortage of these professionals who can provide the technical and strategic skills required for us to deliver high levels of services to our clients and potential clients. We may not be successful in attracting and retaining qualified employees. We have from time-to-time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Many of the companies with which we compete for these highly skilled employees have greater resources than we have. In addition, in making employment decisions, particularly in the high- technology industry, job candidates often consider the value of the stock options, restricted stock grants or other stock-based compensation they are to receive in connection with their employment. Declines in the value of our stock could adversely affect our ability to attract or retain key employees and result in increased employee compensation expenses. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be severely harmed.

We depend on independent contractors to provide certain services that we do not have the expertise on internally. Any compromise in the service quality may delay our business processes and cause economic loss.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services. There can be no assurance that the services of these independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by consultants is compromised for any reason, some of our business activities may be delayed, or terminated, and we may not be able to mitigate negative impacts or otherwise advance our business. There can be no assurance that we will be able to manage our existing consultants or find other competent outside contractors and consultants on economically reasonable terms, if at all. If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and contractors, we may not be able to successfully implement the tasks necessary to further expand and, accordingly, may not achieve our business goals.

We have recently acquired several businesses. Our growth strategy is driven by successful acquisitions and integration of additional businesses that provide comparable or complementary services. Our ability to grow is limited if we fail to identify and consummate acquisitions. We have completed the acquisition of certain complementary businesses, and we intend to consider additional potential strategic transactions, which could involve acquisitions of businesses or assets, joint ventures or investments in businesses or technologies that expand, complement, or otherwise relate to our business. We may also consider, from time to time, opportunities to engage in joint ventures or other business collaborations with third parties. Should our relationships fail to materialize into significant agreements, or should we fail to work efficiently with these companies, we may lose sales and marketing opportunities and our business, results of operations and financial condition could be adversely affected.

Any reproduction, retransmission, republication, translation, or other use, of all or part of these materials is expressly prohibited, unless prior written permission has been granted by Cerberus Cyber Sentinel Corporation (the "Company" or "CCSC"). The CCSC logo, and other all other CCSC trademarks, logos and service marks used in this document are the trademarks or service marks of CCSC and its affiliates. CCSC and other marks contained herein are the property of their respective owners.

This presentation does not in any way constitute an offer to sell, or a solicitation of an offer to buy, any securities. This presentation does not contain all of the information necessary to make an investment decision, including but not limited to the risks involved in an investment in the Company. The Recipient should make its own independent investigations and analyses of the Company and its own assessment of all information and material provided, or made available, by the Company or any of its agents. Recipients should not treat this presentation as advice relating to legal, tax or investment matters and are advised to consult their own professional advisers.

This presentation has been prepared on the basis of information from sources deemed by the Company to be reliable. The Company and its affiliates, directors, officers, employees, agents and consultants make no representation or warranty, whether express or implied, as to the accuracy or completeness of the contents of this information, and take no responsibility for any loss or damage suffered as a result of any omission, inadequacy, or inaccuracy therein.

Statements or assumptions in this presentation as to future matters may prove to be incorrect. The Company makes no representation or warranty as to the accuracy of such statements or assumptions. Neither the Company nor any of its agents makes any representation or warranty, express or implied, as to the accuracy or completeness of the information in this presentation or as to the existence, substance or materiality of any information omitted from this presentation.

Except where otherwise indicated, the information contained in this presentation speaks as of the date hereof or as of the date at which such information is expressed to be stated, as applicable. None of the Company, nor any of its agents assumes any responsibility to update or revise any information contained in this presentation or to inform the Recipient of any matters of which any of them becomes aware of which may affect any matter referred to in this presentation (including, but not limited to, circumstances, developments or events occurring after the date hereof or any error or omission herein which may become apparent after this presentation has been prepared). The information contained in this presentation shall not be deemed an indication of the state of affairs of the Company nor shall it constitute an indication that there has been no change in the business or affairs of the Company since the date hereof or since the date at which such information is expressed to be stated, as applicable.

FORWARD LOOKING STATEMENTS:
This presentation contains forward looking statements about Cerberus Cyber Sentinel Corporation, a Delaware corporation (the "Company" or "CCSC"), and its business strategy.

Statements in this presentation that are not strictly historical, and any statements regarding events or developments that we believe or anticipate will or may occur in the future are "forward-looking" statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Reports on Form 10-Q for subsequent periods, as well as our other filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

These statements are not guarantees of future performance and undue reliance should not be placed on them. Such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause actual performance and financial results in future periods to differ materially from any projections of future performance or result expressed or implied by such forward-looking statements.

Issuer	Cerberus Cyber Sentinel Corporation ("The Company")
Exchange & Ticker	Nasdaq Capital Market Reserved Symbol: CISO
Common Shares Outstanding Prior to the Completion of this IPO	124,429,649
Common Shares Offered by the Company	2,000,000
Common Shares Outstanding Immediately after the Opening	126,429,649
Offering Price	$5.00
Use of Proceeds	• Strategic Acquisitions • General Corporate Purposes
Lead Underwriter	Boustead Securities, LLC
Issuer's Legal Counsel	Gray Reed & McGraw, LLP
Underwriter's Legal Counsel	Michelman & Robinson, LLP
Auditor	Semple, Marchal & Cooper, LLP
Investor Relations	Gateway Investor Relations

CYBERSECURITY IS A CULTURE, NOT A PRODUCT®

WE BELIEVE CULTURE IS THE FOUNDATION OF EVERY SUCCESSFUL CYBERSECURITY AND COMPLIANCE PROGRAM

To deliver this outcome, we developed MCCP+ our holistic approach that ensures you're secure and compliant in every area of your business

Cyber Industry Statistics

- $6 Trillion[1] lost to cyber crime in 2021
  - $11.4M per minute[1]
- Estimated to reach $10.5 Trillion by 2025[1]
- $170B spending annualized globally on info sec in 2021[2]
- 300% increase in cyber crime since the pandemic began[3]
- New ransomware victim every 11 seconds[4]
- 3.5M unfilled job openings in cybersecurity in 2021[5]

"cyberattacks are a bigger threat to humanity than nuclear weapons"
- Warren Buffet

"cyber spending has a long way to go to catch up with the money lost to cyber crime"
- David Jemmett

cyber crime keeps me up at night … "it's literally so bad…we need to get better faster, this is an arms race, we'd better do better at it."
- Jamie Dimon

The CISO Solution:

- Leaders in cybersecurity field
- Seasoned cyber executive team
- Fast tracked acquisition growth model
- Attract and retain global cyber talent
  - Continued M&A to identify talent
  - Recruit and attract cyber specialists
- Full stack of cybersecurity & compliance experts
- Offices with a global reach
- Publicly traded (Ticker: CISO)



CERBERUS SENTINEL

REPEATABLE & SCALABLE

CYBERSECURITY IS A CULTURE, NOT A PRODUCT®

GROWTH STRATEGY



LEVERAGE REVENUE OPPORTUNITIES
ATTRACT MORE TALENT
ATTRACT LARGER CUSTOMERS
ACQUIRE TALENT / CUSTOMERS

RECENT ACQUISITIONS

- **GenResults, LLC** (cybersecurity managed services)
- **Continuum** (cybersecurity managed services)
- **Arkavia** (cybersecurity managed services)
- **TalaTek, LLC** (compliance services)
- **Alpine Security** (compliance & penetration testing services)
- **Clear Skies Security** (penetration testing services)
- **Arocna3** (penetration testing services)
- **Technologyville** (secured managed services)
- **VelocIT** (secured managed services)
- **Red74** (secured managed services)
- **Atlantic** (secured managed services)
- **True Digital Security*** (managed compliance and cybersecurity provider)

GROWTH FROM ACQUISITIONS

- Top 30 US markets
- Move to EU, Asia & Latin America
- Focus on acquiring talented teams
- Offer full vertical of cyber services
- Product agnostic

CAPTURING ORGANIC GROWTH

- Expand service offerings in all cybersecurity verticals
- Streamline operations across brands & business units to drive efficiency
- Cross-selling complimentary services between client bases
- Increase key personnel time spent on revenue generating activities
- Increase brand & offering awareness with unified marketing activities

cerberussentinel.com/#about

*Acquisition subject to closing on merger agreement and certain other conditions

CERBERUS SENTINEL

CISO PROFORMA GROWTH

CYBERSECURITY IS A CULTURE, NOT A PRODUCT®



REVENUE
CAGR: 392%
$50
$45
$40
$35
$30
$25
$20
$15
$10
$5
$0
MILLIONS
2019 (TTM 12/31)
2020 (TTM 12/31)
2021 (TTM 9/30)

Each year represents revenue from that period plus companies acquired or under material contract in that year and previous years

392%
Revenue CAGR
2019 to TTM 9/30/21*

63%
Recurring Revenue [1]
TTM 9/30/21*

12
Acquisitions
SINCE OCTOBER 2019

24X
Revenue
2019 to TTM 9/30/21*

(1) Recurring revenue = Managed Services contracts + annual (min. 12 months) managed services agreements with monthly bill

** Proforma includes TTM 9/30 acquisition revenue including closed and under contract acquisitions*

THE CERBERUS SENTINEL ROADMAP

2Q19
INCEPTION
Leverage existing GenResults business to create a cybersecurity aggregator called Cerberus Sentinel

3Q19
VALIDATION
Identify & acquire small to medium size engineer-owned firms who are culturally aligned with our ethos

2Q20
INITIATION
Trading OTC: CISO

Use stock as currency to acquire larger firms

1Q21
EXPANSION
Add experienced leadership, strengthen integration capabilities with additional resources, and invest in scalable systems to support growth.

2022
ACCEPTANCE
Anticipated Up-list to NASDAQ

TOP INDUSTRY STATISTICS

11

SECONDS

Every 11 seconds a company fell victim to ransomware in 2021[4]

207

DAYS

Average amount of time a hacker is inside a company's systems before being discovered[6]

4

MILLION DOLLARS

Average cost of a data breach in 2021[7]

For citation information, see our citations pages at the end of this deck

ADDRESSABLE MARKET OPPORTUNITY

3.5

MILLION JOBS

Unfilled positions in 2021
*Not including Presidential mandated 1M more job openings [5]

31

% JOB GROWTH

YoY 2020-2029 [5]

170

BILLION DOLLARS

Global Info Sec Spending in 2021 [2]

BUILDING A SECURITY ECOSYSTEM

Attracting experienced cybersecurity professionals to protect the most demanding organizations against continuing and emerging threats

- We acquire cybersecurity and compliance talent with deep domain expertise, we also benefit from the operating leverage of acquired customers and revenue.
- This leverage is enhanced through cross selling to acquired customers and by expanding our footprint of security professionals.
- We are our customers trusted partner for security by holistically providing the full range of cyber security services that's product agnostic at scale.
- Building a world-class security ecosystem with a shared culture to address the growing number of cybersecurity threats and the costs associated with them.

"Unfortunately, the pipeline of security talent isn't where it needs to be to help curb the cybercrime epidemic...There is a zero-percent unemployment rate in cybersecurity and the opportunities in this field are endless. Gone are the days of siloed IT and security teams. All IT professionals need to know security – full stop. Given the complexity of today's interconnected world, we all have to work together to support the protection of the enterprise."

Robert Herjavec (10.24.19)

CYBERCRIME MAGAZINE

CYBERSECURITY IS A CULTURE, NOT A PRODUCT®

WE BELIEVE CULTURE IS THE FOUNDATION OF EVERY SUCCESSFUL CYBERSECURITY AND COMPLIANCE PROGRAM

To deliver this outcome, we developed MCCP+ our holistic approach that ensures you're secure and compliant in every area of your business

THE CERBERUS SENTINEL PROCESS

Our end-to-end holistic process, MCCP+, covers every area of your company's cybersecurity and compliance needs.

- MCCP+ begins with assessments and testing that deliver an understanding of your cybersecurity and compliance programs.
- Next, we remediate compliance gaps and security issues.
- Then, we empower your team with our training programs that establish a culture of awareness and defense skills.

Our process ensures no stone is left unturned on your journey to becoming secure, compliant, and aware.



THE CERBERUS SENTINEL DIFFERENCE

PARTNERSHIP MODEL

Our business model is different, we're not consultants, we're dedicated partners available to you on a recurring monthly contract. We know that finding top talent is nearly impossible right now, so adding our subject matter and industry experts to your team is the ideal solution. We provide what you need so you can stay focused on running your business.

TECHNOLOGY AGNOSTIC

We strongly believe in remaining technology agnostic. This approach enables us to work with any business, no matter the systems or tools, and ensures we're able to choose the best tools and technology for your specific business needs.

THE CERBERUS SENTINEL VALUE PROPOSITION

Holistic Solution for Cybersecurity and Compliance



Our Solution

- Our exclusive MCCP+ value proposition leverages the deep domain expertise of talent across our organization to create a culture of security that uniquely addresses the needs of each customer.
- We are a team of industry leaders who collaborate to solve complex cybersecurity challenges and meet strict compliance requirements, delivering a holistic approach that's product agnostic at scale.

THE CERBERUS SENTINEL SOLUTION

MCCP+ (Managed Compliance & Cybersecurity Provider) + Culture

COMPLIANCE

Assessments
GAP Analysis
CMMC
FedRAMP/StateRAMP
NIST
HIPAA
GRC Monitoring

CYBERSECURITY

Security Risk Assessments
Penetration Testing
Vulnerability Scanning
Remediation
Forensic Analysis
Incident Response
End-Point Monitoring

CULTURE

Awareness Training
Phishing Detection
Threat Reporting
Certification Training
Cyber Defense Training
Budgeting & Planning

CISO SOLUTION - THE NEW MCCP

MANAGED COMPLIANCE & CYBERSECURITY PROVIDER

We are building a global managed cybersecurity and compliance business

Initiated public trading via direct listing - OTC: CISO

Validated our model by acquiring small to mid-sized MSSP's in exchange for CISO common stock

Market cap growth driving our capacity to acquire larger MSSP's; up to enterprise class companies

Recurring revenue model from cross-selling holistic suite of cybersecurity and compliance offerings and leveraging expanding partner ecosystem

Anticipated up-list to NASDAQ in 1Q22 to accelerate growth strategy

We solve the hiring challenge facing companies today

Uniquely designed to attract experienced cybersecurity professionals who are aligned as shareholders to deliver high-value services

Building a world-class ecosystem with a shared culture to address the burgeoning cybersecurity threats and the costs associated with them

Founded with the belief that M&A is the most effective way to solve the industry-wide skills gap for top talent

Bringing together experienced teams with deep domain expertise to solve complex challenges and meet strict compliance requirements

We create a culture of cybersecurity and compliance for our customers

We are our customers' trusted partner for security by providing a full range of cybersecurity and compliance services

Our MCCP+ value proposition creates a true culture of security from end-to-end utilizing and responding to the needs of each customer

Leverage the latest technology to protect the most demanding organizations against continuing and emerging threats

Retain and enhance talent through a security ecosystem to deliver a holistic approach that's product agnostic at scale

BRANDS THAT LOVE US

SOUTHWEST BEHAVIORAL & HEALTH SERVICES
Impacting People, Improving Communities

HENSLEY Beverage Company

HOST HOTELS & RESORTS

acuity INSURANCE

UCAR

Baylor College of Medicine

HGSC HUMAN GENOME SEQUENCING CENTER

PBGC

FOOTPRINT®

Mphasis DigitalRisk™ The Next Applied

QUOTED IN TOP PUBLICATIONS

CNBC

TechRepublic®

Journal of Cyber Policy

SC MAGAZINE

Forbes

TECHNEWSWORLD

CPO MAGAZINE

threatpost

CERBERUS SENTINEL INVESTMENT HIGHLIGHTS

Holistic Approach to solving a growing problem that incorporates cybersecurity, compliance, and the underlying culture required to be successful

Organic Growth through cross-selling capabilities across acquisitions and developing and expanding our existing partner ecosystems

Pure Play publicly traded cybersecurity investment

Ticker: CISO

Strong Inorganic Growth through acquisitions to meet demand for talent to support sophisticated solutions

Experienced Team with the resources to support high growth, integration, and ongoing operations

Anticipated Acceptance to NASDAQ in Q1 '22 to accelerate our growth rate

Ticker: CISO

CERBERUS SENTINEL

CISO MANAGEMENT TEAM

CYBERSECURITY IS A CULTURE, NOT A PRODUCT®

EXPERIENCED LEADERSHIP TEAM



David Jemmett | CEO
23 years experience



Bryce Hancock | COO
10 years experience



Deb Smith | CFO
5 years experience



Neil Stinchcombe | CMO
26 years experience



Kyle Young | VP, Operations
14 years experience



Brian Yelm | EVP, Sales
16 years experience

CERBERUS SENTINEL

CISO BOARD OF DIRECTORS

CYBERSECURITY IS A CULTURE, NOT A PRODUCT®



Linkedin

David Jemmett
Chairman



Robert C. Oaks
USAF



Linkedin

Andy McCain
President | Hensley Beverage



Linkedin

Scott Holbrook
Healthcare/KLAS Founder



Linkedin

Stephen Scott
Director | Cerberus



Linkedin

Sandra Douglass Morgan
Regulatory & Compliance



Linkedin

Kiki VanDeWeghe
SVP, NBA



Linkedin

Tom Jackiewicz
Specialty Manager | Microsoft
Chair of the Advisory Committee

Gartner Group, Smart Device Data
https://www.gartner.com/en/newsroom/press-releases/2017-02-07-gartner-says-8-billion-connected-things-will-be-in-use-in-2017-up-31-percent-from-2016

Herjavec Group, Worldwide User Data, Digital Data Growth
https://cybersecurityventures.com/hackerpocalypse-original-cybercrime-report-2016/

Juniper Research, The Future of Cybercrime & Security 2018
https://www.juniperresearch.com/researchstore/innovation-disruption/cybercrime-security/subscription/threat-analysis-impact-assessment-leading-vendors

Forbes, Cybersecurity: A Major Concern and a Great Business Opportunity, Sept 5, 2018
https://www.forbes.com/sites/miltonezrati/2018/09/05/cyber-security-a-major-concern-and-a-great-business-opportunity/#c948e903e268

Bowery Capital, 3 Cybersecurity Trends Ripe for Growth in 2018
https://bowerycap.com/blog/insights/three-cybersecurity-trends-2018/

Cybercrime Magazine, Cybersecurity Talent Crunch To Create 3.5 Million Unfilled Jobs Globally By 2021, Oct. 24, 2019
https://cybersecurityventures.com/jobs/

GovTech, Cyber Attacks: Is the 'Big One' Coming Soon?, March 12, 2021
https://www.govtech.com/blogs/lohrmann-on-cybersecurity/cyber-attacks-is-the-big-one-coming-soon.html

Cybersecurity Market Data

Herjavec Group, Cybersecurity Jobs Report 2017 Ed.

[1] Cyber crime cost data - https://cybersecurityventures.com/hackerpocalypse-cybercrime-report-2016/

[2] Gartner - $170.4 B Global Spending in 2021 https://www.gartner.com/en/documents/3889055

[3] Cyber crime increase data - https://www.imcgrupo.com/covid-19-news-fbi-reports-300-increase-in-reported-cybercrimes/

[4] Gflesch - Ransomware statistic https://www.gflesch.com/elevity-it-blog/cybersecurity-facts

[5] The US Bureau of Labor Statistics

Data Breaches and Cost Data

[6] https://www.statista.com/statistics/273550/data-breaches-recorded-in-the-united-states-by-number-of-breaches-and-records-exposed/

[7] https://www.statista.com/statistics/273575/average-organizational-cost-incurred-by-a-data-breach/

Quotes

Jamie Dimon Quote - https://www.yahoo.com/news/jamie-dimon-keeps-night-cyber-bad-174548405.html

Warren Buffett - https://www.businessinsider.com/warren-buffett-cybersecurity-berkshire-hathaway-meeting-2017-5

THANK YOU!